Exhibit 99.1

ITG RELEASES APRIL 2015 U.S.

TRADING VOLUMES

NEW YORK, May 8, 2015 — ITG (NYSE: ITG), a leading independent execution broker and research provider, today announced that April 2015 U.S. trading volume was 3.9 billion shares and average daily volume (ADV) was 184 million shares. This compares to 4.6 billion shares and ADV of 208 million shares in March 2015 and 3.3 billion shares and ADV of 156 million shares in April 2014. There were 21 trading days in both April 2015 and April 2014 and 22 trading days in March 2015.

In addition to overall U.S. trading volumes, ITG also provides a monthly summary of average daily volume (double counted) and average trade size for the POSIT crossing network and the POSIT Alert indications system for block crossing.

ITG U.S. Trading Activity

	# of Trade Days	Total U.S. Volume	Average U.S. Daily Volume	Average POSIT Daily Volume	Average POSIT Trade Size	Average POSIT Alert Daily Volume	POSIT Alert Average Trade Size	POSIT Alert Avg. Trade Size Ex- Algos*

April 2015	21	3,868,540,043	184,216,193	95,792,219	265	16,557,348	16,124	32,386

Year-to-Date:	82	15,533,291,266	189,430,381	93,425,715	263	17,009,632	16,918	34,939

*Excluding shares crossed through POSIT Alert from ITG algorithms

During April 2015 there was a higher percentage of trading activity from sell-side clients as compared to the level in the first quarter of 2015, reducing the overall average revenue per share.

These statistics are preliminary and may be revised in subsequent updates and public filings. Volume statistics are posted on the investor relations section of ITG’s website, investor.itg.com and are available via a downloadable spreadsheet file.

ABOUT ITG

ITG is an independent execution broker and research provider that partners with global portfolio managers and traders to provide unique data-driven insights throughout the investment process. From investment decision through settlement, ITG helps clients understand market trends, improve performance, mitigate risk and navigate increasingly complex markets. ITG is headquartered in New York with offices in North America, Europe, and Asia Pacific. For more information, please visit www.itg.com.

ITG Media/Investor Contact:

J.T. Farley

(212) 444-6259

corpcomm@itg.com

###